Exhibit 10.23

Transition Agreement and Release

THIS TRANSITION AGREEMENT AND RELEASE (“Agreement”) is entered into by and between PharMerica Corporation, a Delaware corporation (“PharMerica”), and Jennifer Yowler, a resident of the State of Ohio (“Executive”), (each individually referred to as “Party” and collectively referred to as “Parties”).

WHEREAS, Executive is a party to that certain Employment Agreement between Executive and PharMerica made effective May 4, 2019, as amended by that letter agreement dated March 18, 2022 (the “Original Employment Agreement” and, as modified by this Agreement, the “Employment Agreement”);

WHEREAS, Executive and PharMerica have agreed that Executive will voluntarily resign from the role of President of PharMerica and assume the role of Senior Vice President Sales and Account Management of PharMerica;

WHEREAS, PharMerica desires to provide for an orderly transition of Executive’s duties and responsibilities as President and Executive desires to assist PharMerica and its affiliates in realizing an orderly transition; and

WHEREAS, Executive and PharMerica have negotiated and reached an agreement with respect to all rights, duties, and obligations arising between them, including, but in no way limited to any rights, duties, and obligations that have arisen or might arise out of or are in any way related to Executive’s continued employment and change in title, duties and responsibilities with PharMerica and the amendment of the Employment Agreement in conformance with such aforementioned terms and conditions;

NOW THEREFORE, in consideration of the covenants and mutual promises recited below, the parties agree as follows:

1.
DEFINITIONS. Throughout this Agreement, the term “Company,” used alone, shall include each and all of the following: (a) BrightSpring Health Services, Inc., a Delaware corporation (“BrightSpring”); (b) PharMerica; (c) any direct or indirect subsidiary, parent organization, affiliated entity, related entity, or division of BrightSpring and/or PharMerica; and

(d) any current or former officer, director, manager, trustee, agent, employee, member, shareholder, representative, insurer, or employee benefit or welfare program or plan (including the administrators, trustees, fiduciaries, and insurers of such program or plan) of an entity referenced in or encompassed by Subsection 1(a), 1(b), 1(c). Throughout this Agreement, the term “Restrictive Covenants” shall encompass all covenants of non-disparagement, non-competition, non-solicitation and confidentiality contained in any document agreed to and executed by Executive, including, but not limited to, the Employment Agreement, the Confidentiality, Non-Interference and Invention Assignment Agreement, and any Stock Incentive Plans. For purposes of this Agreement, the term “Stock Incentive Plans” means, collectively, the 2017 Plan Documents (as defined below) and the 2024 Plan Documents (as defined below). Any capitalized term used herein and not defined herein shall have the meaning ascribed to such term in the Original Employment Agreement.

2.
EMPLOYMENT AGREEMENT AMENDMENTS.
(a)
Effective as of June 16, 2025 (the “Transition Date”), the first sentence of Section 1 of the Original Employment Agreement is hereby amended and restated as follows: “1. Employment. As of June 16, 2025 (the “Transition Date”), the Employee shall serve as Senior Vice President Sales and Account Management for the Company.” and the

words Sr. Vice President and Chief Financial Officer in section 1 of the Original Employment Agreement is hereby amended and restated to read “Senior Vice President Sales and Account Management”.

(b)
Effective as of the Transition Date, the first sentence of Section 3 of the Original Employment Agreement is hereby amended and restated to read as follows: “Beginning on the Transition Date and continuing until December 31, 2025, the Company shall continue to pay to the Employee the current annual salary and thereafter the Employee’s annual salary shall be $365,393.00 (the “Base Salary”), subject to applicable federal, state and local tax withholding.”
(c)
Effective as of the Transition Date, the defined term “Business” as set forth in Section 11 of the Original Agreement is hereby amended and restated to read as follows: “The “Business” means shall mean (i) the provision of pharmacy services to skilled nursing homes, assisted living facilities, hospitals, group homes (e.g., related to intellectual or developmental disability clients and/or residents), drug treatment and mental health centers and other institutional settings; (ii) the provision of pharmacy services to individuals directly in the home, for self-administration, hospice, infusion in the home, or otherwise, or directly in the physician or clinic setting; (iii) the provision of services in the specialty pharmacy market; and (iv) the provision of services related to any pharmacy business activity that is materially competitive with the then current or demonstrably planned business activities of the Company or any of the Affiliated Companies.”
3.
INTENTIONALLY OMITTED.
4.
ENHANCED SEPARATION PAYMENT.
(a)
If Executive’s employment with Company ceases on or before September 30, 2027 (the “Separation Date”) as a result of termination by Company without Cause or resignation by Executive (with or without Good Reason and at a time when Company does not have Cause to terminate Executive) (the “Separation”), then notwithstanding anything to the contrary contained in Section 7 of the Original Employment Agreement, if the provisions and conditions contained in Section 7 of the Original Employment Agreement and in this Section 4 and Section 5 of this Agreement are met, then the provisions of Section 5 of this Agreement, and not Section 7 of the Original Employment Agreement, will be applicable as a result of such Separation. As of the Separation Date, Executive shall incur a separation from service from Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
(b)
No later than twenty-one (21) days after the Separation Date, Executive shall execute the Release Reaffirmation Agreement attached hereto as Exhibit A (“Reaffirmation”) and deliver same to the attention of CHRO, BrightSpring Health Services, Inc. by both mail and email to 805 N. Whittington Parkway, Louisville, KY 40222; email: ***** with a copy by email to *****. Under no circumstances can the Reaffirmation be executed prior to the Separation Date; however, if Executive executes the Reaffirmation on or after the Separation Date, but prior to the 21st day, Executive expressly waives any right to the balance of that time. Once executed, Executive has seven (7) days to revoke consistent with the terms of Section 10. Should Executive execute and not revoke, the Reaffirmation shall be deemed part of this Agreement and together with this Agreement shall be deemed to be a single merged integrated document. Should Executive revoke or fail to timely execute the Reaffirmation for any reason, Executive waives and forfeits any right to any Severance.
5.
SEVERANCE. In the event of Separation on or prior to the Separation Date and if Executive timely signs, returns and does not revoke this Agreement and the Reaffirmation and complies with the promises and obligations herein and therein, Company will provide Executive with the following (collectively, the following is the “Severance”):
(a)
PharMerica shall continue to pay Executive’s Base Salary paid to Executive in calendar year 2025 for twelve (12) months following the Separation Date (“Severance Period”) according to the same payroll schedule on which other employees receive payment. The first payment shall begin no later than thirty (30) days following the execution and non-revocation of the Reaffirmation and include all amounts that would otherwise have been paid to Executive during the period beginning on the Separation Date and ending on the first payment date.
(b)
A pro-rata payment of Executive’s annual performance bonus for the then current year subject to actual performance and based on the number of days in that year until the Separation Date, which will be payable in the next calendar year and around the same time as other PharMerica employees receive payment.
(c)
Should Executive timely elect continuation coverage under Company health plan, PharMerica shall continue to pay PharMerica’s portion of Executive’s COBRA coverage premiums during the Severance Period (or such shorter time if such coverage terminates earlier under Section 4980B of the Code), provided that Executive shall continue to pay the same amount toward the cost of such premiums as paid immediately prior to the Separation Date, which Company may pay through deductions by Company from the salary continuation payments referenced herein, and shall comply with applicable election and eligibility requirements, beginning after the Reaffirmation becomes effective.
(d)
If Executive holds unvested performance-based stock options granted to Executive pursuant to the Amended and Restated Phoenix Parent Holdings Inc. 2017 Incentive Plan (as amended, the “2017 Plan”) and the grant notice(s) and award agreement(s) issued to Executive thereunder (collectively, with the 2017 Plan, the “2017 Plan Documents”), then (i) notwithstanding the termination of Executive’s employment, the unvested portion of such stock options shall remain outstanding and eligible to vest following the Separation Date until the Final Measurement Date (as such term is defined in the 2017 Plan Documents), and (ii) the post-termination exercise period for Executive to exercise such stock options (to the extent they become vested and exercisable) shall be amended and extended to end on the earlier of (A) the last day of their applicable Option Period as defined in the 2017 Plan Documents) or (B) the last day of the 90 day period immediately subsequent to the attainment of the applicable performance goal for the stock options.
(e)
Executive is currently a party to that certain Management Stockholders’ Agreement dated December 7, 2017, by and among BrightSpring, KKR Phoenix Aggregator, L.P., a Delaware limited partnership (“KKR”), and the other parties identified as Management Stockholders (which includes Executive) (as amended, the “Stockholders Agreement”). If Executive is bound by the Stockholders Agreement at the time of Separation, then for outstanding stock options issued under the 2017 Plan: (i) Executive may pay the exercise price by delivering irrevocable instructions to a broker to sell a portion of the shares subject to the stock options sufficient to pay the applicable aggregate exercise price for each grant and to remit any amount equal to such aggregate exercise price to Company in cash and satisfy any applicable tax liability incurred upon exercise of stock options by delivering irrevocable instructions to a broker to sell a portion of the shares subject to such stock options determined by Company in its discretion to be sufficient to cover the tax withholding obligations of Company and to remit any amount equal to such tax withholding obligations to Company (collectively, “Sell to Cover”), and (ii) solely for purposes of the Sell to Cover, the provisions of Section 2(a)(i) of the Stockholders Agreement are waived.

(f)
If Executive holds unvested stock options or unvested restricted stock units granted to Executive pursuant to the BrightSpring Health Services, Inc. 2024 Equity Incentive Plan (as amended, the “2024 Plan”) and the grant notice(s) and award agreement(s) issued to Executive thereunder (collectively, with the 2024 Plan, the “2024 Plan Documents”), then the stock options and restricted stock units that are unvested under the 2024 Plan Documents and otherwise would have vested in January following the Separation Date had Executive remained employed or continued to provide services to Company through such date shall immediately vest and become exercisable (as applicable) as of the Separation Date.

The Severance reflects consideration provided to Executive over and above anything of value to which Executive is already entitled. Notwithstanding the foregoing, no payment shall be made or begin until the revocation period has elapsed.

6.
NON-DISPARAGEMENT. Executive will not make any statements or representations that disparage, demean, or impugn Company, including without limitation any statements impugning the personal or professional character of Company or any director, officer, employee, or consultant for Company nor will Executive encourage or assist others to make any such statements or representations. This prohibition against disparaging, demeaning or impugning communications includes, but is not limited to, comments, statements or representations posted on social media platforms as well to any submissions or contributions to the press or any media. Further, Executive will not directly or indirectly seek to cause any person or organization to discontinue or limit such person’s or organization’s current relationship with Company. Executive agrees that the terms and requirements in this Section 6 are reasonably necessary to protect the legitimate business interests of Company. Nothing in this Section 6 or this Agreement shall be interpreted to waive or extinguish any rights which – by express and unequivocal terms of law – may not under any circumstances be waived or extinguished. For example, this Agreement is not intended to: (a) prevent Executive from filing a charge or complaint (including a challenge to the validity of this Agreement) with the Securities and Exchange Commission (“SEC”) or another governmental agency; (b) limit Executive’s ability to communicate directly with the SEC, or otherwise prevent Executive from participating in any investigation or proceeding conducted by the SEC, or other governmental agency; or (c) establish a condition precedent or other barrier to exercising these rights.
7.
NON-COMPETITION. Notwithstanding anything to the contrary contained in any Restrictive Covenants, the Parties agree that (a) the length of any Restrictive covenants following any separation from service of Executive shall be twelve (12) months and (b) for purposes of any non-competition provision in any such Restrictive Covenants the business with which Executive is prohibited from competing following any separation from service shall be the Business (as defined in Paragraph 2(c) herein). Additionally, the Parties agree that should Executive serve on the board of Symbria following Executive’s separation from service, Executive will not be in violation of any non-competition provision contained in any Restrictive Covenants so long as Executive continues to not disclose or use any Confidential Information.
8.
TAX. The Severance is compensation, and shall be subject to all appropriate taxes, deductions, and withholdings. Company shall withhold appropriate taxes on the Severance and include such payments as wages on Executive’s W-2. Company makes no representation or warranty as to the tax consequences or liability arising from said payments, including but not limited to those under Section 409A of the Code. Moreover, the Parties understand and agree that any tax consequences and/or liability arising from these payments to Executive shall be the sole responsibility of Executive. To this extent, Executive acknowledges and agrees that Executive will pay any and all income or other tax which may be determined to be due in connection with the sums described herein and will indemnify and hold harmless Company from the same.
9.
GENERAL RELEASE AND WAIVER. In consideration for this Agreement, Executive (for Executive, Executive’s agents, assigns, heirs, executors, estate and administrators) releases and discharges Company from any claim, demand, action, judgements, rights, fees, damages, debts, obligations, liabilities, and expenses (including claims for attorney’s fees and costs), of any kind whatsoever, whether known or unknown (collectively “Claims”), which arose at any time from the beginning of time to the Effective Date of this Agreement, and waives all Claims relating to, arising out of, or in any way connected with Executive’s interactions with Company and/or employment with Company, the cessation of that employment, or the compensation or benefits payable in connection with that employment or the cessation of that employment, including (without limitation) any Claim based on but not limited to: The Age Discrimination in Employment Act of 1967, as amended (“ADEA”), 29 U.S.C. § 621, et seq; The Americans With Disabilities Act of 1990, as amended (“ADA”), 42 U.S.C. § 12101, et seq.; The Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et seq.; The Family and Medical Leave Act of 1993, as amended (“FMLA”), 29 U.S.C. § 2601, et seq.; The Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. § 1981; The Lilly Ledbetter Fair Pay Act of 2009; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq.; The Pregnancy Discrimination Act; the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), 29 U.S.C. § 1161, et seq. (except if eligible, Executive’s right to obtain continuation of insurance coverage); The Fair Credit Reporting Act, as amended, 15 U.S.C. § 1681, et seq.; The Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., and any similar state law; The Equal Pay Act, as amended, 29 U.S.C. § 206, et seq.; any and all claims under state or local laws, including the Kentucky Civil Rights Act, the Kentucky Equal Pay Act, the Kentucky Equal Opportunities Act, the Kentucky Wages and Hours Act, the anti-retaliation provisions under the Kentucky Workers' Compensation Law, the Kentucky Occupational Safety and Health Act, any and all claims under the Ohio Civil Rights Act (OCRA), the Ohio Equal Pay Statute, the Ohio Wage Payment Anti-Retaliation Statute, the Ohio Whistleblower's Protection Act, the Ohio Workers' Compensation Anti-Retaliation Statute, all including any amendments and their respective implementing regulations, and any other state or local law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner any existing or potential entitlement under any Company program or plan, including wages or other paid leave; any existing or potential agreement, contract, representation, policy, procedure, or statement (whether any of the foregoing are express or implied, oral or written); Claims arising under any federal, state and local fair employment practices law, and any other employee or labor relations statute, executive order, law or ordinance, and any duty or other employment-related obligation, Claims arising from any other type of statute, executive order, law or ordinance or common law,

Claims arising from contract or public policy, as well as tort, tortious cause of conduct, breach of implied covenant of good faith and fair dealing, breach of contract, intentional and/or negligent infliction of emotional distress, invasion of privacy, defamation, wrongful discharge, negligence, discrimination, harassment, and retaliation, together with all claims for monetary and equitable relief, punitive and compensatory relief and attorneys’ fees and costs; and/or Claims under the U.S. or Kentucky or Ohio Constitution. Executive further releases and discharges Company, and waives all Claims related to any other federal, state, or local law, whether arising or emanating from statute, executive order, regulation, code, common law, or other source, including, but not limited to, all actions sounding in tort, contract, and/or any doctrine of good faith and fair dealing.

Notwithstanding the foregoing, this Agreement is not intended to operate as a waiver or release of: (a) any unpaid base compensation for the current pay period; (b) qualified 401k retirement benefits that are vested, the eligibility and entitlement to which shall be governed by the terms of the applicable plan; (c) Executive’s rights to continued indemnification under Company’s charter, bylaws or other operating documents and Company agrees to maintain D&O coverage on Executive for as long as liability may exist; or (d) Executive’s rights under this Agreement. Moreover, nothing in this Section 9 or this Agreement shall be interpreted to waive or extinguish any rights which — by express and unequivocal terms of law — may not under any circumstances be waived or extinguished including, without limitation, state unemployment or workers compensation claims or under the ADEA if those rights or claims arise after the date Executive signs this Agreement, nor preclude Executive from challenging the validity of this Agreement under the ADEA.

In addition, nothing in this Section 9, Section 10, or Section 11 or in this Agreement shall be construed to (a) prevent Executive from filing a charge or complaint (including a challenge to the validity of this Agreement) with the Securities and Exchange Commission (“SEC”), Equal Employment Opportunity Commission, the state civil rights commission, or any other, similar federal, state, or local agency or another governmental agency; (b) limit Executive’s ability to communicate directly with the SEC, or otherwise prevent Executive from participating in any investigation or proceeding conducted by the SEC, or other governmental agency; or (c) establish a condition precedent or other barrier to exercising these rights.

10.
SPECIFIC RELEASE OF ADEA CLAIMS. Executive knowingly and voluntarily releases and waives all rights or claims Executive may have arising under the Age Discrimination in Employment Act of 1967 29 U.S.C. §§621-634, as amended by the Older Workers’ Benefit Protection Act, P.L. 101-433 (“ADEA”), including but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA and any other state or local statute (together with those claims enumerated above hereinafter “Released Claims”). Company and Executive agree that by entering into this Agreement, Executive does not waive rights or claims of age discrimination that may arise after the date this Agreement is executed. Executive acknowledges that Company has advised Executive in writing to consult with an attorney prior to executing this Agreement, and that Company provided Executive with at least twenty-one (21) days to review and to consider this Agreement before executing it. Negotiation of or changes to the terms of this Agreement shall not require nor result in any additional time. The Parties agree that, for a period of seven (7) days following the execution of this Agreement (the “Revocation Period”), Executive has the right to revoke this Agreement, and that it shall not become enforceable until the Revocation Period has expired. This Agreement shall not become effective, and none of the benefits set forth in this Agreement will become due or payable, until after the Effective Date of this Agreement (the “Effective Date” being the first day after Executive has executed the Agreement within the allotted 21-day period and the 7-day revocation period has expired without revocation being exercised). If Executive revokes this Agreement during the seven (7) day period, Executive must return all consideration received. Executive agrees that if Executive executes this Agreement prior to the end of the twenty-one (21) day period, such early execution was a knowing and voluntary waiver of rights to consider this Agreement for at least twenty-one (21) days.
11.
COVENANT NOT TO SUE. Except for those matters not waived as set forth in Section 9 and Section 10, Executive agrees that Executive will never sue or file a lawsuit against Company including, without limitation, any lawsuit concerning or in any way related to Executive’s employment with Company, the termination of that employment, the compensation or benefits payable in connection with Executive’s employment, or any other interaction or relationship with Company, and that no such suit is currently pending. Should Executive violate any aspect of this Section 11, Executive agrees that any suit shall be null and void and must be summarily dismissed or withdrawn. This Section 11 and this Agreement shall not operate to waive or bar any claim which — by express and unequivocal terms of law — may not under any circumstances be waived or barred.
12.
APPLICABLE LAW. This Agreement shall be interpreted, enforced, and governed under the laws of the Commonwealth of Kentucky, without regard to conflict of laws principles thereof.
13.
MUTUAL AGREEMENT TO ARBITRATE. Executive and Company understand and agree that any existing or future dispute or claim arising out of or related to this Agreement, Executive’s employment, or the termination of such employment, will be resolved by final and binding arbitration and that no other forum for dispute resolution will be available to either Party, except as those claims identified below. The decision of the arbitrator will be final and binding on both parties and it shall be enforceable in any court having proper jurisdiction. The arbitration proceedings shall be conducted pursuant to the Federal Arbitration Act, and in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association or the Employment Arbitration Rules and Procedures adopted by Judicial Arbitration and Mediation Services (“JAMS”). Except as mutually agreed by the parties, the arbitration shall be conducted in Louisville, Kentucky. The arbitrator will have all powers a judge would have in dealing with any questions of dispute that may arise before, during, or after arbitration. Claims not covered by this agreement to agreement to arbitrate are:
(a)
Claims that cannot be arbitrated as a matter of law, and
(b)
Claims arising out Company’s efforts to enforce any Restrictive Covenants, including but not limited for claims of injunctive relief.
14.
REMEDIES. Should Executive ever breach any provision or obligation under this Agreement, the Parties agree that the range of remedies includes the following:
(a)
Executive shall pay all damages (including, but not limited to, litigation and/or defense costs, expenses, and reasonable attorneys’ fees) incurred by Company following and/or as a result of Executive’s breach if such breach is not cured or corrected to the satisfaction of Company within fourteen (14) days of Company mailing written notice of the breach to Executive’s last known address.
(b)
Executive shall forego and no longer be entitled to any portion of any Severance sum or benefit remaining to be paid or conferred pursuant to this Agreement.
(c)
Company shall cease all Severance payments and Executive shall — upon written request by Company to do so — reimburse Company via certified check for the value of anything previously paid or provided by Company as part of any Severance, save

$5,000. In the event this reimbursement provision is triggered, Executive agrees that the remaining provisions of the Agreement shall remain in full force and effect.

(d)
All stock options (whether vested or unvested) and all restricted stock units shall be immediately forfeited and shall terminate, expire and be of no further force and effect and (i) if any such options have been exercised Executive shall with respect to each exercised option – upon written request by Company to do so – reimburse Company by certified check the difference between the fair market value of such exercised option less the exercise price of such exercised option and (ii) if any such restricted stock units have vested Executive shall – upon written request by Company to do so – reimburse Company by certified check value of such vested restricted stock units.
(e)
Executive acknowledges that a breach of Restrictive Covenants will result in irreparable injury to the Company and that the remedy at law will be inadequate. Accordingly, Executive agrees and consents that Company shall be entitled to seek both preliminary and permanent injunctions in a court of competent jurisdiction, without the need to prove actual damages or post bond, to prevent and or halt a breach of threatened breach by employee of the restrictive covenants. Any equitable relief shall be in addition to, not instead of, other available relief.

Nothing in this Section is intended to limit or restrict any other rights or remedies Company may have by virtue of this Agreement or otherwise.

15.
SUCCESSOR AND ASSIGNS. This Agreement is personal to Executive and shall not be assigned by Executive. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment. Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of Company. This Agreement shall inure to the benefit of Company and permitted successors and assigns.
16.
SEVERABILITY. Should it be held at any time by a court of competent jurisdiction or arbitral forum that any of the obligations, covenants or agreements set forth in this Agreement are illegal, invalid or unenforceable, the validity of the remaining parts, terms, or provisions shall not be affected thereby and any illegal, invalid or unenforceable parts, terms or provisions shall be deemed not to be a part of this Agreement. The Parties further agree that any such court or arbitral authority is expressly authorized to modify any such invalid, illegal, or unenforceable provision of this Agreement instead of severing the provision from this Agreement in its entirety, whether by rewriting, deleting, or adding to the offending provision, or making such other modifications as it deems necessary to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law. Any such modification shall become part of and treated as though originally set forth in this Agreement. If such provision or provisions are not modified, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in it. The Parties expressly agree that this Agreement as so modified by the court or arbitral authority shall be binding on an enforceable against each of them.
17.
DISCLAIMER OF LIABILITY. This Agreement shall not be construed as an admission of liability or wrong-doing by either Party.
18.
RETURN OF PROPERTY. Upon any cessation of employment, Executive shall promptly return to Company any property of Company then in Executive’s possession or control, including without limitation, any confidential information or any electronic devices owned by Company in Executive’s possession or control or otherwise purchased by Company on Executive’s behalf without deletion or modification of any business related or personal data, software, or programs then existing on such devices.
19.
NOTICES. Except as specified herein, all notices, consents, waivers, and other communications under this Agreement must be in writing if to BrightSpring Health Services, 805

N. Whittington Parkway, Louisville, KY 40222, attention CHRO, or if to Executive at the most recent address on the records of Company, or such other addresses as a Party may designate by notice to other parties, and will be deemed to have been duly given: (a) when delivered by hand (with written confirmation of receipt); (b) five days after being sent by U.S. certified mail, return receipt requested; or (c) one business day after being sent overnight for next day delivery if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses first set forth above (or to such other address as a Party may designate by notice to the other Party). Any revocation of this Agreement or the Reaffirmation shall be mailed and emailed to the attention of CHRO, BrightSpring Health Services, Inc. 805 N. Whittington Parkway, Louisville, KY 40222; email: ***** with a copy by email to *****.

20.
COMPLETE AGREEMENT. This Agreement, the Employment Agreement, the 2017 Plan Documents, the 2024 Plan Documents, the Stockholders Agreement, the Confidentiality, Non-Interference, and Invention Assignment Agreement, and any separate confidentiality agreement, non-solicitation agreement and/or non-competition agreement to which Executive is a party, constitutes the entire agreement of the Parties with respect to the subject matter hereof. As such, the agreements, documents and obligations outlined in the preceding sentence supersede and encompass all prior and contemporaneous oral and written agreements, negotiations or discussions among the parties and constitutes a complete and exclusive statement of the terms of the agreements among the parties.
21.
AMENDMENT. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment. The Parties agree that all representations, warranties, covenants, and agreements of and by the Parties will survive and are fully enforceable after the date hereof.
22.
NO RELIANCE. Except as set forth herein, Executive acknowledges and agrees that, in executing this Agreement Executive does not rely and has not relied upon any representations or statements not set forth herein made by Company with regard to the subject matter, basis, or effect of this Agreement, the benefits to which Executive is or may be entitled, or any other matter. Executive agrees that the obligations set forth in this Agreement have been negotiated fully and fairly and represent an agreement based on the totality of the transactions.
23.
FUTURE ASSISTANCE. Following any separation from service, Executive agrees that Executive will cooperate and make Executive reasonably available to current Company personnel in the event Executive’s assistance is needed to locate, understand, or clarify work previously performed by Executive or to assist with other work-related issues relating to Executive’s employment. Following any separation from service, Executive also agrees that

Executive will cooperate, assist, and make Executive reasonably available to Company personnel or Company agents on an as-needed basis in order to respond to, defend, or address any issues or claims deemed important to Company or to respond to, defend, or address any complaint or claim filed, or any issue raised, by any person or entity who has sued Company or that does business with Company or is associated with Company in any way. Finally, Executive agrees that Executive will provide truthful and accurate sworn testimony in the form of deposition, affidavit, and/or court testimony if requested by current Company personnel. Company will, following any separation from service, strive to keep the need for future assistance to a minimum and will reimburse Executive for reasonable out-of-pocket expenses incurred as a result of Executive’s assistance, unless such remuneration would be inappropriate or otherwise prohibited under existing law.

24.
COUNSEL. Executive acknowledges and agrees that the Employment Agreement and this Agreement were drafted by Barnes & Thornburg LLP, counsel to Company, and that Barnes & Thornburg LLP is not counsel to Executive. Executive acknowledges that Executive has been fully, separately and independently informed and advised and that Executive has, in addition thereto, made such independent inquiry and investigation with respect to all of the same as Executive deemed necessary to be fully informed.

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Knowledge and Understanding

Executive acknowledges under penalties of perjury that: (a) Executive received this Agreement on September 21, 2025; (b) Executive has been, and is hereby, advised to consult with an attorney prior to executing this Agreement and has been given a reasonable amount of time within which to consult with an attorney; (c) Executive has been given a period of twenty-one (21) days within which to consider this Agreement; (d) Executive has availed Executive of all opportunities Executive deems necessary to make a knowing, voluntary, and fully informed decision; (e) Executive has signed this Agreement free of duress or coercion; and (f) Executive is fully aware of Executive’s rights, and has carefully read and fully understands all provisions of this Agreement before signing.

AGREED TO BY: PHARMERICA CORPORATION

By: /s/ Jennifer Yowler By: /s/ Scott Greenwell

Name: Jennifer Yowler By: Scott Greenwell, President

Dated: 10/13/2025 Dated: 13 October 2025

EXHIBIT A

RELEASE REAFFIRMATION AGREEMENT

(To be executed and returned to the Company on or after the Separation Date)

The releases and representations contained in the Sections 9 and 10 of the Transition Agreement and Release dated as of , 2025 are ratified and confirmed with respect to any claims, acts or omissions through the date listed below.

Executive acknowledges under penalty of perjury that: (a) Executive has been, and hereby is, advised to consult with an attorney prior to executing this Release Reaffirmation Agreement; (b) has been given a reasonable amount of time within which to consult with an attorney; (c) has been given a period of 21 days with when within which to consider this Release Reaffirmation Agreement (d) has availed herself of all opportunities she deems necessary to make a knowing, voluntary, and fully informed decision; (e) Executive has signed this Release Reaffirmation Agreement free of duress or coercion; and (f) Executive is fully aware of her rights and has carefully read and understands all provisions of this Release Reaffirmation Agreement before signing.

AGREED TO BY: PHARMERICA CORPORATION

___________________________________ By: ______________________________________

Jennifer Yowler _________, _______________

Dated: _____________________________ Dated: ___________________________________